EXHIBIT 8
(313) 465-7000 Fax: (313) 465-8000 www.honigman.com

January 29, 2014

Tecumseh Products Company
5683 Hines Dr.
Ann Arbor, MI 48108

Ladies and Gentlemen:

We have acted as counsel to Tecumseh Products Company, a Michigan corporation (“Tecumseh”), in connection with the proposed recapitalization (the “Recapitalization”) of Tecumseh, as described in the Registration Statement on Form S-4 filed by Tecumseh with the Securities and Exchange Commission on January 29, 2014 (the “Registration Statement”), pursuant to which each nonvoting share of Class A Common Stock will be reclassified and converted into one Common Share, entitled to one vote per share, and each voting share of Class B Common Stock will be reclassified and converted into one Common Share, entitled to one vote per share. At your request, in connection with the filing of the Registration Statement, we are rendering our opinion concerning the qualification of the Recapitalization as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used and not defined in this opinion letter have the meanings ascribed to them in the Registration Statement.
In so acting, we have examined such documents as we deemed appropriate, including the Registration Statement, which includes the proxy statement/prospectus of Tecumseh (together with the Registration Statement, the “Filings”), and have considered such matters of law and of fact, and relied upon such certificates and other information furnished to us, as we have deemed appropriate as a basis for our opinions set forth below. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Tecumseh.
Our opinion set forth below assumes (l) the accuracy of the statements and facts concerning the Recapitalization set forth in the Filings, (2) the consummation of the Recapitalization in the manner contemplated by, and in accordance with the terms set forth in, the Filings, (3) the accuracy of the representations, as of the effective time of the Recapitalization and thereafter, where relevant, made by Tecumseh, set forth in the letter delivered to us by Tecumseh, dated the date of this opinion letter, (4) that any representations made in such letter that are qualified by knowledge or materiality or qualifications of like import are accurate without such qualification, (5) that Tecumseh will report the Recapitalization in a manner consistent with the opinion below, (6) that all applicable reporting requirements pursuant to the Code, and the Treasury Regulations promulgated thereunder, will be satisfied, and (7) the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.
Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below and in the Registration Statement under the heading “PROPOSAL NO. 2-THE RECAPITALIZATION PROPOSAL - United States Federal Income Tax Consequences of the Recapitalization,” we are of the opinion that, for U.S. federal income tax purposes, the Recapitalization will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that, accordingly: (i) holders of Class A Common Stock and Class B Common Stock will not recognize any income, gain or loss upon receipt of the Common Shares in exchange for shares of Class A Common Stock or Class B Common Stock, (ii) the basis of the Common Shares owned immediately following the Recapitalization will be the same as the shareholder’s basis in the Class A Common Stock or Class B Common Stock, as the case may be, owned immediately before and exchanged in connection with the Recapitalization, and (iii) the holding period of each Common Share received in the Recapitalization will include that shareholder’s holding period for the Class A Common Stock or Class B Common Stock, as the case may be, owned immediately before and exchanged in connection with the Recapitalization.

This opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, all as currently in effect and any of which may be changed at any time, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Recapitalization, or any inaccuracy in the statements, facts, assumptions or representations on which we have relied, may affect the continuing validity of this opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed by us on any matter other than that which is specifically covered by this opinion.

2290 First National Building · 660 Woodward Avenue ∙ Detroit, Michigan 48226-3506
Detroit ∙ Lansing ∙ Oakland County ∙ Ann Arbor ∙ Kalamazoo

EXHIBIT 8
(313) 465-7000 Fax: (313) 465-8000 www.honigman.com

Tecumseh Products Company
January 29, 2014

We hereby consent to (i) the discussion of this opinion in the Registration Statement, (ii) the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and (iii) the references to us in the Registration Statement under the captions “PROPOSAL NO. 2-THE RECAPITALIZATION PROPOSAL - United States Federal Income Tax Consequences of the Recapitalization” and “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Honigman Miller Schwartz and Cohn LLP
Honigman Miller Schwartz and Cohn LLP

RZK/AMV/JHC

2290 First National Building · 660 Woodward Avenue ∙ Detroit, Michigan 48226-3506
Detroit ∙ Lansing ∙ Oakland County ∙ Ann Arbor ∙ Kalamazoo